BUSINESS CONSULTANT AGREEMENT

              This agreement dated January 10, 1996 is made between Health Care Centers of America, Inc. (HCCA) a Nevada Corporation referred to as the "Company", and Robert R. Krilich, Sr., an individual and/or assigns, referred to as the "Consultant". For good and valuable consideration the sufficiency and receipt of which is hereby acknowledged, the parties agree in accordance with the following terms.

              1.   Consultation   Services.   The  Company  hereby  employs  the
Consultant to perform the following services in accordance with the terms and conditions set forth in this agreement:

                   The Consultant will consult with the officers and employees of the Company concerning matters relating to the management and organization of the Company, its financial policies, real estate development, real estate acquisitions, venture capital, project and other financing, and generally any matter arising out of the business affairs of the Company. The consultation shall include advice regarding control, supervision, hiring and discharge of independent contractors, sources and type of funding, real estate development projects and generally any matter rising out of the business affairs of the Company.

              2. Term of Agreement. This agreement will begin in accordance with the terms in the lst sentence of Paragraph 5 below and will continue for a ten
(10) year period with four (4) automatic renewal periods of ten (10) years each, which renewals are at the option of the consultant.

              3. Time Devoted by Consultant. It is anticipated that the Consultant will devote a majority of his time in fulfilling his obligations under this contract. The particular amount of time may vary from day to day or week to week.

              4. Place Where Services Will Be Rendered. The Consultant will perform most services in accordance with this contract at any place deemed necessary by the Consultant in the furtherance of his obligations under this agreement. In addition, the Consultant will perform services on the telephone and at such other places as designated by the Company or deemed necessary bu the Consultant to perform these services in accordance with this agreement.

              5. Payment of Consultant. The Company will pay the consultant on a per project or per assignment basis. The fee to be paid to the Consultant in accordance with same shall be determined in advance. Payment is to be made in the fork of U.S. Dollars or shares of stock in the Company as determined by the Consultant in his sole discretion. Regardless of the foregoing, the Consultant shall have no right to any payment, in any form until a date which is seven (7) months after the Company has been registered with the Securities and Exchange Commission.

              6. Independent Contractor. Both the Company and the Consultant agree that the Consultant will act as an independent Contractor in the performance of its duties under this contract. Accordingly, the Consultant shall be responsible for payment of all taxes including Federal, State and local taxes


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arising out of the  Consultant's  activities in accordance  with this  contract, including by way of illustration but not limitation, Federal and State Income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fees as required.

              7. Confidential Information. The Company and the Consultant agree that any information received by either party during any furtherance of the obligations in accordance with this contract, which concerns the personal, financial or other affairs of the Company or of the consultant shall be treated by the other party. In full confidence and shall not be revealed to any other persons, firms or organizations whether civil or governmental.

              8. Employment of Others. The Company may from time to time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid by the company but in no event shall the Consultant employ others witho7ut the prior authorization of the Company.

              9. Signatures. Both the Company and the Consultant agree to the above contract.


Company:
Health Care Centers if America, Inc.,      Consultant:


/s/Maurice Furlong                         /s/Robert R. Krilich
------------------                         --------------------
Maurice Furlong, President                 Robert R. Krilich, Sr.